Exhibit 99.2	Dividend News Release Dated March 29, 2006
News from UTi

Contacts:

Lawrence R. Samuels	Angie Yang
Chief Financial Officer	PondelWilkinson Inc.
UTi Worldwide Inc.	323.866.6004
310.604.3311	investor@pondel.com
UTi WORLDWIDE INCREASES ANNUAL DIVIDEND TO $0.06 PER SHARE
Rancho Dominguez, California – March 29, 2006 – UTi Worldwide Inc. (NASDAQ NM:UTIW) today announced that its Board of Directors has declared an annual cash dividend of $0.06 per share on the company’s post-split ordinary shares, payable on May 19, 2006 to shareholders of record as of April 28, 2006.
This dividend represents a 20 percent increase from the annual dividend of $0.05 per share, post-split, paid in 2005. UTi effected a three-for-one split of the company’s ordinary shares on March 27, 2006, increasing the number of shares outstanding from approximately 31.7 million shares to approximately 95.2 million shares.
About UTi Worldwide
UTi Worldwide Inc. is an international, non-asset based global integrated logistics company providing air and ocean freight forwarding, contract logistics, customs brokerage, distribution, inbound logistics, truckload brokerage and other supply chain management services. The company serves a large and diverse base of global and local companies, including customers operating in industries with unique supply chain requirements such as the pharmaceutical, retail, apparel, chemical, automotive and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation providers and expertise in outsourced logistics services to deliver competitive advantage to each of its customers’ global supply chains.
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